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                                                                   Phil E. Ruben
                                                                  (312) 476-7170
                                                              PRUBEN@LPLEGAL.COM
                                                                  Chicago Office


May 3, 2005

VIA FACSIMILE: (202) 942-9648
-----------------------------

Securities and Exchange Commission
Division of Corporation Finance
Judicial Plaza
450 Fifth Street
Washington, D.C. 20549-0404

Attention:        David Ritenour
                  Special Counsel

RE:      VOYAGER ONE, INC. FORM SB-2
         WITHDRAWAL OF WITHDRAWAL REQUEST ON FORM RW
         FILE NUMBER: 333-123702


Dear Mr. Ritenour:

Please accept our request for the withdrawal of the withdrawal request filed today on Form RW. The Form RW was filed inadvertently. Our letter to withdraw our acceleration request was supposed to have been filed as correspondence directed to the SEC.

Should you have any questions, please call.

Very truly yours,


/S/ PHIL E. RUBEN
-----------------
Phil E. Ruben


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